Exhibit 1

FOR IMMEDIATE RELEASE

October 20, 2004

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (Tokyo) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Announcement of Comprehensive Business Tie-Up between
Shanghai Huaihai Commercial (Group) Co., Ltd. and Matsuyama Nissin Investment
Consulting (Shanghai) Co., Ltd., a Subsidiary of Nissin Co., Ltd.

Nissin Co., Ltd. (“the Company”) hereby announces that its subsidiary, Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. (“Matsuyama Nissin”), has signed a letter of intent to form a business tie-up with Shanghai Huaihai Commercial (Group) Co., Ltd. (“Huaihai Group”), one of the major state-run companies based in Shanghai, China. Under the comprehensive agreement, the two companies plan to jointly develop a wide variety of business operations ranging from the development of commercial facilities to business support for firms looking to enter both Japanese and Chinese markets.

Huaihai Group is one of 54 corporate groups that are specifically supported by Shanghai City. Its primary function is to manage approximately 700 commercial facilities including department stores, food companies, and restaurants.

The comprehensive agreement will result in Matsuyama Nissin plans to jointly redevelop commercial facilities that are currently under the jurisdiction of Huaihai Group and assist in inviting Japanese firms to the area. In addition, Matsuyama Nissin plans to engage in projects that will increase the brand strength of Huaihai Group and support them in entering the Japanese market.

By doing so, the Company seeks to establish a new profit base in China. At the same time, it is another opportunity for the Company to utilize Matsuyama Nissin and fuse together the network and credit know-how that it has built up over the years to support the variety of needs that Japanese and Chinese businesses have when attempting to enter the markets of each country. Through this arrangement, the Company hopes to play a “bridging role” between Japan and China and contribute to the further invigoration of commercial activity between the two countries.

[Company Profile of Huaihai Group]
Company name:	Shanghai Huaihai Commercial (Group) Co., Ltd.
Representative:	Yu Hong, Chairman
Location:	700 Huaihai Middle Road, Luwan District, Shanghai, China
Established:	June 28, 1996
Main Business:	Retail, foods, restaurant and other services

This press release contains forward-looking statements concerning the Company’s intentions, belief, current and future projections, and the management’s intention, beliefs, current and future projections concerning consolidated and non-consolidated business performances and financial conditions. All of those statements about the future represent the Company’s estimates based on information available at this time. Therefore, those statements do not guarantee any future results but involve potential risks and uncertainties, and that because of various factors, actual results may differ significantly from the statements about the future projections. Potential risks and uncertainties that could cause actual results to differ materially from the Company’s expectations include, among other things:

•	the effect of weak domestic economic conditions, including changes in personal bankruptcy rates;

•	competition from large consumer finance companies and other financial institutions;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the money lending business and to government policy, including Japan’s monetary policy;

•	the Company’s exposure to negative publicity for the consumer and business finance industries generally, or for the Company specifically;

•	the Company’s ability to pursue and maintain profitable joint ventures and strategic alliances; and

•	reliability of information or technological systems and networks.

The Company’s expectations expressed in those forward-looking statements may not turn out to be correct, and actual results could materially differ from and be worse than the Company’s expectations.